Exhibit 99

FOR IMMEDIATE RELEASE
October 17, 2003

Idaho Power Files General Rate Case in Idaho Jurisdiction

BOISE - IDACORP, Inc.'s (NYSE:IDA) principal subsidiary Idaho Power Company filed an application with the Idaho Public Utilities Commission (IPUC) on October 16, 2003 to increase the company's general rates an average of 17.7 percent. If approved, company revenues would increase $86 million annually based on the proposed 11.2 percent return on equity.  An additional component of today's filing is a request for interim rate relief.

Although a portion of the company's rates is adjusted annually through the Power Cost Adjustment to allow for fluctuations in the cost of producing or buying energy, the company has not filed a general rate case since 1994. Rates at that time were based upon the company's costs in 1993. Since then, Idaho Power has invested more than $850 million in its electrical system, experienced an increase in normal operating costs, and added nearly 100,000 of the approximately 423,000 customers it serves today.

"Much has changed since we last filed for a general rate increase," said Idaho Power President and Chief Operating Officer LaMont Keen. "We've seen a 30 percent growth in the number of customers we serve.  We've had to increase our capital and operating expenditures to meet their electrical needs, all on retail rates based on 1993 costs."

"While the past decade of growth has been good for Idaho, it has put considerable financial pressure on Idaho Power to keep pace.  This rate increase is being sought so our rates reflect today's cost of doing business and to help assure that Idaho Power has the financial flexibility and capability to make the necessary investments to meet our customers' needs going forward," he said.

Since 1993, Idaho Power has expended $156 million for new generating additions, $198 million for new transmission facilities and $366 million for construction of distribution facilities to serve its growing customer base.

Interim Rate Relief

Idaho Power Vice President for Regulatory Affairs Ric Gale said the IPUC could require substantial time to fully consider the company's request for a rate increase.

"Because of the significant investment required for our utility infrastructure, without interim rate relief the company would have to carry the costs of current and proposed service improvements pending deliberation of our application by the IPUC," said Gale.

Accordingly, Idaho Power has included a request for $20 million in immediate interim rate relief. The interim rate request represents a portion of the general rate request. If approved, the company could begin to collect a 4.2 percent uniform interim rate increase within 30 days.

"Interim rate relief would, if granted, improve the company's cash flow and strengthen the company's balance sheet, which will help maintain its credit ratings," said Gale.

Regulatory Review and Public Comment

After this filing the IPUC will begin a comprehensive review of the application and will seek public input on the company's request. The process ensures that customers and regulators have the opportunity to review the company's costs. Copies of the filing are available on the IPUC website (www.puc.state.id.us) or Idaho Power's website (www.idahopower.com).

Background Information

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprising Idaho Power, a regulated electric utility; Ida-West Energy, a manager and developer of independent power projects; IDACORP Financial, an investment vehicle that makes investments primarily in low-income housing projects; Ida-Tech, a developer of fully integrated fuel cell systems; IDACOMM, a telecommunications subsidiary providing high-speed access technologies; Velocitus, a commercial and residential Internet service provider; and IDACORP Energy, a marketer of energy and energy-related products and services that is winding down its operations.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.   Important factors that could cause actual results to differ materially from the forward-looking statements include: changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Idaho Public Utilities Commission (IPUC) and the Oregon Public Utilities Commission (OPUC), with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; litigation resulting from the energy situation in the western United States; economic, geographic and political factors and risks; changes in an compliance with environmental and safety laws and policies; weather variations affecting customer energy usage; operating performance of plants and other facilities; system conditions and operating costs; population growth rates and demographic patterns;  pricing and transportation of commodities; market demand and prices for energy, including structural market changes; changes in capacity and fuel availability and prices; changes in tax rates or policies, interest rates or rates of inflation; changes in actuarial assumptions;  adoption of or changes in critical accounting policies or estimates; exposure to operational, market and credit risk in energy trading and marketing operations; changes in operating expenses and capital expenditures; capital market conditions; rating actions by Moody's, Standard & Poor's, and Fitch; competition for new energy development opportunities; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions; natural disasters, acts of war or terrorism; legal and administrative proceedings (whether civil or criminal) and settlements that influence business and profitability; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2002, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, and other reports on file with the Securities and Exchange Commission.